EXHIBIT 2.0

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF OKLAHOMA

In re:                                    )
                                          )
COUBA OPERATING COMPANY,                  )            Case No. 00-11837-WV
Tax ID No. 73-1430920                     )                 (Chapter 11)
                                          )
                    Debtor.               )
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   SECOND AMENDED JOINT PLAN OF REORGANIZATION
                      PROPOSED BY COUBA OPERATING COMPANY,
                      AMERICAN NATURAL ENERGY CORPORATION,
                           AND GOTHIC RESOURCES, INC.

-------------------------------------------------------------------------------

                                        Richard R. Bailey,  OBA #00426
                                        Janice D. Loyd , OBA #11910
                                        Bellingham, Collins & Loyd, P.C.
                                        2050 Oklahoma Tower
                                        210 Park Avenue
                                        Oklahoma City, OK  73102
                                        405/235-9371
                                        Fax: 405/232-1003

                                        ATTORNEYS FOR COUBA OPERATING COMPANY

                                        Stephen W. Elliott, OBA #2685
                                        Kline, Kline, Elliott
                                        Castleberry & Bryant, P.C.
                                        720 N. E. 63rd St.
                                        Oklahoma City, Oklahoma  73105
                                        Telephone:  (405) 848-4448
                                        Telefacsimile:  (405) 842-4539

                                        ATTORNEYS FOR AMERICAN NATURAL ENERGY
                                        CORPORATION
                                        AND GOTHIC RESOURCES, INC.

                                November 1, 2001

                                TABLE OF CONTENTS

INTRODUCTION................................................................1

DEFINITIONS.................................................................2

PRIORITY CLAIMS UNDER CODE ss. 507(a)(1) and (2)............................7

CLASSIFICATION OF CLAIMS AND INTERESTS......................................8

CLASSES OF CLAIMS AND INTERESTS IMPAIRED....................................8

TREATMENT OF CLASSES........................................................8
         General Treatment Provisions.......................................8
                  Payments..................................................8
                  Interest..................................................9
                  Lien Retention............................................9
                  Disputed Claims...........................................9
         Specific Treatment Provisions.....................................10

MEANS FOR PERFORMING THE PLAN AND MANAGEMENT OF THE REORGANIZED
     DEBTOR................................................................13

CONTEMPLATED COMPENSATION FOR SERVICES, COSTS, AND EXPENSES................22

EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................................23

RETENTION OF JURISDICTION..................................................24

MODIFICATION OF THE PLAN...................................................25

DISCHARGE..................................................................25

MISCELLANEOUS..............................................................25

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF OKLAHOMA

In re:                                  )
                                        )
COUBA OPERATING COMPANY,                )            Case No. 00-11837-WV
Tax ID No. 73-1430920                   )                (Chapter 11)
                                        )
                  Debtor.               )

                   SECOND AMENDED JOINT PLAN OF REORGANIZATION
          PROPOSED BY COUBA OPERATING COMPANY, AMERICAN NATURAL ENERGY
                    CORPORATION, AND GOTHIC RESOURCES, INC.
                    ---------------------------------------

                                  INTRODUCTION
                                  ------------

         This case was commenced on March 14, 2000, against Couba Operating Company (the "Debtor") as an involuntary Chapter 7 bankruptcy. The Debtor converted this case to a Chapter 11 case on April 25, 2000. Since then, the Debtor has been a Debtor in Possession.

         The Proponents propose under the Plan that:

         1)   Secured Claims will be paid as negotiated;

         2)   Priority Claims will be paid in full;

         3) At their election, Claimants holding Unsecured Claims will receive either: (i) the lesser of 25% of their allowed Unsecured Claim or a Pro Rata Distribution of $50,000.00; or (ii) distributions attributable to the Net Profits Interest and the Overriding Royalty that could result in full payment, plus interest as provided in the Plan; and

         4) Interest Holders' Equity Securities will be canceled; provided, however, ANEC will be contractually obligated to convey to Interest Holders the interest described in Exhibit B after class 7 has been paid in full, plus interest as provided under the Plan.

         If the Plan is not confirmed under Code ss. 1129(a):

              the Case could be dismissed;

              any Party in Interest could submit another plan;

              the Proponents could request the Court to confirm this Plan under Code ss. 1129(b) as to any dissenting class, which the Proponent will request as to any dissenting class; or

              the Case could be converted to a case under Chapter 7 of the Code, which would ultimately result in the Estate's assets being sold and the sales proceeds being distributed according to law.

Parties in Interest are directed to the disclosure statement, which provides detailed information about the Debtor's history, operations, assets, liabilities, and prospects.

                                   DEFINITIONS
                                   -----------

         Terms defined in the Code have the same meanings in this Plan, unless otherwise indicated. Defined terms, whether defined in the Plan or in the Code, are capitalized in the Plan. ANEC: Shall mean American Natural Energy Corporation, an Oklahoma corporation, which is a wholly owned subsidiary of Gothic.

Area of Mutual Interest: Shall mean the 23.5 square mile area, more or less, outside the Bayou Couba Lease and the Waterford Lease that is covered by the 3D seismic shoot performed at the request of Couba by Eagle Geophysical. The Plan does not entitle the class 8 Interest Holders to any reversionary or other interest in the Area of Mutual Interest insofar as Wiser's interest therein.

Bar Date: Shall mean January 5, 2001, which was the date established by the Court as the last date for Creditors to file proofs of claim in the Case.

Bayou Couba Lease: All of the undivided working interest owned by the Estate in a 1,319.991 gross acre divided portion of that certain Oil, Gas, and Mineral Lease from Delta Securities Company, Inc. as Lessor to Gulf Refining Company as Lessee dated November 14, 1941, recorded in Entry No.1458, Conveyance Book SS, Folio 382, of the records of St. Charles Parish, Louisiana.

Case: Shall mean the Chapter 11 bankruptcy case filed against Couba Operating Company in the Court on March 14, 2000.

Claim: Shall have the same meaning it does under the Code and shall include any and all liabilities arising from events or circumstances occurring before the Confirmation Date.

Claimant: Shall mean the holder of a Claim.


Code: Shall mean 11 U.S.C.ss. 101 et seq. as amended and effective.

Collateral: Shall mean Property of the Estate that secures an allowed Secured Claim.

Confirmation Date: Shall mean the date the order confirming the Plan is entered by the Court.

Court: Shall mean the United States Bankruptcy Court for the Western District of Oklahoma. Debtor: Shall mean Couba Operating Company

Delta Seaboard: Shall mean Delta Seaboard Well Service, Inc. and Seaboard Equipment, Inc. However, to the extent required under applicable law, Delta Seaboard Well Service, Inc. and Seaboard Equipment, Inc. shall be considered as being in a separate class for voting and distribution purposes.

Debtor in Possession: Shall mean Couba Operating Company from and after the Petition Date.

Disputed Claim: Shall mean a Claim: not evidenced by a proof of claim filed on or before the Bar Date;

              evidenced by a proof of claim that is the object of an unresolved objection, motion for estimation, or motion for valuation;

              not listed in the Schedules;

              listed in the Schedules as disputed, contingent, or unliquidated;
              or

              listed in the Schedules without any indication that it is disputed, contingent, or unliquidated, but the Claim is nonetheless the object of an unresolved objection, motion for estimation, or motion for valuation.

Effective Date: Shall mean the forty-fifth (45th) day after the Confirmation Date. Should the forty-fifth (45th) day after the Confirmation Date be a weekend or holiday, the Effective Date shall be the next business day. ANEC and Gothic may select an earlier Effective Date if they so choose.

Estate: Shall mean the Estate created by Code ss. 541. Without limiting the foregoing, the Estate includes all of the Debtor's Pre-Petition interest in the Bayou Couba Lease, in the 3-D Seismic, in the Waterford Lease, and in the Area of Mutual Interest.

Existing Wells: Shall mean wells that exist on the Bayou Couba Lease as of the Effective Date.

Gothic: Shall mean Gothic Resources, Inc., a corporation formed by amalgamation under the Company Act (British Columbia) and continued under the Canada Business Corporations Act.

Interest Holder: Shall mean holder of an Equity Security in the Debtor.

Liquidation Agent: The initial Liquidation Agent shall be Janice Loyd, who is a member of the law firm of Bellingham, Collins, and Loyd, P.C., which represented the Debtor in Possession in this case, and who is a panel trustee that has served in numerous bankruptcy cases in the Western District of Oklahoma.

Net Profits Interest: Shall mean the interest with respect to Existing Wells and New Wells that will be created on the Effective Date by the conveyance attached hereto as Exhibit A-1 and incorporated herein by reference that runs in favor of the Liquidation Agent for the benefit of the members of class 7. The Net Profits Interest shall be governed by the terms and conditions set forth on Exhibit A-1. Payments of the Net Profits Interest shall be made to the Liquidation Agent for distribution to class 7 as provided under the Plan. ANEC will maintain all records necessary for the Liquidation Agent to confirm the revenues from the Existing Wells and New Wells subject to the Net Profits Interest and shall make those records available to the Liquidation Agent for examination upon reasonable request.

New Wells: Shall mean wells drilled on the Bayou Couba Lease and the Area of Mutual Interest after the Effective Date.

Overriding Royalty: Shall mean the interest with respect to Existing Wells and New Wells on the Bayou Couba lease that will be created on the Effective Date by the conveyance attached hereto as Exhibit A-2 and incorporated herein by reference that runs in favor of the Liquidation Agent for the benefit of the members of class 7. The Overriding Royalty shall be governed by the terms and conditions set forth on Exhibit A-2. Payments of the Overriding Royalty shall be made to the Liquidation Agent a least quarterly for distribution to class 7 as provided under the Plan. ANEC will maintain all records necessary for the Liquidation Agent to confirm the revenues from the Existing Wells and New Wells subject to the Overriding Royalty and shall make those records available to the Liquidation Agent for examination upon reasonable request.

Plan: Shall mean this Plan of Reorganization in its present form and as it may be modified or amended.

Post-Petition: Shall mean after the time on March 14, 2000, that the petition for bankruptcy relief was filed against the Debtor.

Pro Rata Distribution: The proportion that an Unsecured Claim in the class bears to all Unsecured Claim in the class. For purposes of determining pro rata, Disputed Claims shall be included in the computation until such time as they are disallowed by the Court.

Purchase Price: Shall mean in the aggregate: a) the amount ANEC will cause to be paid on the Effective Date in satisfaction of Secured Claims; b) the amount ANEC shall cause to be paid to the Liquidation Agent on the Effective Date to be used and disbursed as provided in the Plan; c) the Net Profits Interest and the Overriding Royalty that ANEC will convey to the Liquidation Agent for the benefit of the Claimants holding Unsecured Claims in class 7; d) all other amounts ANEC and Gothic spend with respect to Existing Wells and New Wells; and
e) all other consideration given by ANEC and Gothic in connection with the Plan.

Pre-Petition: Shall mean before the time on March 14, 2000, that the petition for bankruptcy relief was filed against the Debtor.

Priority Claim: Shall mean all Claims that are entitled to priority under Code ss. 507.

Property of the Estate: Shall mean property of the Estate created by Code ss.
541.

Proponents: Shall mean Couba Operating Company, American Natural Energy Corporation, and Gothic Resources, Inc. In joining as a co-proponent, Gothic Resources, Inc. is expressly committing its assets to satisfaction of ANEC's obligations under the Plan.

Reorganized Debtor: Shall mean Couba Operating Company from and after the Effective Date.

Rules: Shall mean the Bankruptcy Rules approved under 28 U.S.C. ss. 2075.

Schedules: Shall mean the schedules of assets and liabilities filed in the Case and all amendments to the schedules of assets and liabilities filed in the Case.

Secured Claim: Shall have the meaning it does under the Code, but only a Claim secured by a valid, unavoidable lien or setoff right against Property of the Estate shall be a Secured Claim.

All liens securing a Claim that is not a Secured Claim shall be deemed void on the Effective Date.

3D Seismic: Shall mean the 3D seismic shoot performed at the request of Couba by Eagle Geophysical that covers an area of approximately 23.5 square miles in and around the Bayou Couba Lease and the Waterford Lease, all tangible and intangible property in connection therewith that was in Couba's possession, custody or control as of the Petition Date or came into Couba's possession, custody or control thereafter, all data in connection with any of the foregoing, regardless of the form in which such data may be kept, including, but not limited to, the underlying field tapes, and all rights to use the foregoing.

Unsecured Claim: Shall mean all Claims, except Priority Claims, and Secured Claims.

Waterford Lease: Shall mean all of the undivided working interest owned by the Debtor in that certain Oil, Gas, and Mineral Lease from Waterford Oil Company as Lessor to Sinclair Oil & Gas Company as Lessee dated March 31, 1961, recorded in Book 30, Folio 299, of the records of St. Charles Parish, Louisiana as of the Petition Date.

Wiser: Shall mean Wiser Oil Company, a Delaware corporation.


                PRIORITY CLAIMS UNDER CODE SS. 507(a)(1) AND (2)
                ------------------------------------------------

     Unless otherwise provided in the Plan or agreed, Priority Claims allowed under Code ss. 503(b) and each Priority Claim allowed under Code ss. 507(a)(1) and (2) shall be treated in accordance with Code ss. 1129(a)(9)(A). However, obligations incurred by the Debtor in Possession in the ordinary course of business will be paid in accordance with the agreement reached when those obligations were incurred.

     All requests for allowance and payment of Priority Claims arising before the Confirmation Date and constituting administrative expenses under Code ss. 503(b) must be filed with the Court and served upon counsel for the Debtor in Possession not more than thirty (30) days after the Confirmation Date. Failure to timely file and serve a request for allowance and payment of a Priority Claim arising before the Confirmation Date and constituting an administrative expense under Code ss. 503(b) shall result in that Priority Claim not being allowed or enforceable and will result in it not being paid. However, in the event the foregoing conflicts in any way with the Order Establishing Bar Dates by Which Request for Payment of Administrative Expenses Must Be Filed, Establishing Procedure for Making Such Requests, and Providing Notice Thereof filed in the Case on June 29, 2001, that Order shall govern. Neither ANEC nor Gothic shall be required to file a request for allowance and payment of amounts loaned to the Debtor prior to the Effective Date, all of which shall be repaid on the Effective Date from the Purchase Price without the need for ANEC or Gothic to take any further action.

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

         The Claims and interests are classified as follows:

         CLASS 1: All allowed Priority Claims under 11 U.S.C. ss. 507 (3), (4),
         (5), (6), (7), and (8)

         CLASS 2: The allowed Secured Claim of Bank One

         CLASS 3: The allowed Secured Claim of TDC Energy

         CLASS 4: The allowed Secured Claim of Delta Seaboard

         CLASS 5: The allowed Secured Claim of Smith Petroleum

         CLASS 6: All Unsecured Claims that opt out of class 7

         CLASS 7: All Unsecured Claims that do not opt into class 6

         CLASS 8: The allowed Equity Securities of the Interest Holders



                    CLASSES OF CLAIMS AND INTERESTS IMPAIRED
                    ----------------------------------------

         All classes of Claims and interests are impaired.

                              TREATMENT OF CLASSES
                              --------------------

                          GENERAL TREATMENT PROVISIONS
                          ----------------------------

         PAYMENTS
         --------

         Given the prospect of Disputed Claims existing and the treatment proposed for class 7, it is likely that the Liquidation Agent will make multiple disbursements to the Unsecured Creditors receiving class 7 treatment. Disbursements occurring after the initial disbursements shall be made as quickly and as frequently as is practicable, as determined by the Liquidation Agent. The Liquidation Agent will endeavor to pay each class at the earliest time. The Liquidation Agent may make partial payments to a class if funds on hand are not sufficient to pay the class in full. The Liquidation Agent will not make any partial distribution if it would be de minimus or if the distribution would be impractical.

         INTEREST
         --------

         Should the Estate ultimately prove to have been solvent, interest shall be paid as provided under Code ss. 726(a) at 6 percent per annum from the Petition Date to the Effective Date on all allowed Pre-Petition Unsecured and Priority Claims, except Unsecured Claims in class 6, which shall not be paid interest. Class 7 Claims shall bear interest after the Effective Date at 8% per annum until the class 7 Claims are paid in full, plus interest.

         LIEN RETENTION
         --------------

         Each Claimant that holds an allowed Secured Claim shall retain its lien to the extent of the allowed amount of its Secured Claim until the Claimant has received all payments it is proposed to receive under the Plan on its allowed Secured Claim.

         DISPUTED CLAIMS
         ---------------

         A number of objections to Claims, motions to estimate contingent Claims, and motions for valuation of Collateral may be filed. A Claim as to which an objection, motion for estimation, or motion for valuation is pending is referred to in this Plan as a Disputed Claim. See the definition of Disputed Claim, supra, for additional Claims falling within that definition.

        No distribution shall be made on a Disputed Claim until it becomes a Claim allowed by a final and nonappealable order. Until that time, a) as to payments the Liquidation Agent is to make, the Liquidation Agent shall hold, at interest, the payments to which the holder of the Disputed Claim would be entitled under the Plan if the Disputed Claim were an allowed Claim in the amount asserted by the Claimant; and b) as to each payment ANEC is to make directly to a Claimant, ANEC shall withhold such payment, but interest thereon shall accrue on the amount of the Claim ultimately allowed, if any, from the Effective Date to the payment date at the applicable rate specified under the "Specific Treatment" section of the Plan. Disbursement of the payments so held and the accrued interest thereon shall be made as quickly as is practicable after the Disputed Claim becomes a Claim allowed by a final and nonappealable order.

                          SPECIFIC TREATMENT PROVISIONS
                          -----------------------------

         CLASS 1: Each holder of an allowed Claim in this class will receive cash on the Effective Date equal to the allowed amount of its Claim in this class.

         To the extent required under applicable law, each Claim in this class shall be considered as being in a separate class for voting and distribution purposes.

         The foregoing shall constitute full satisfaction of the Claims in this class.

         CLASS 2: On the Effective Date, the class 2 Claimant shall be paid: a) 100% of the allowed principal of the class 2 Claimant's Secured Claim; b) 100% of the allowed interest as of the Effective Date on the class 2 Claimant's Secured Claim; and c) 100% of the class 2 Claimant's allowed costs and fees as of the Effective Date.

         The above-described principal will be paid by ANEC's execution of a three year note payable to the class 2 Claimant in the aggregate face amount of 100% of the allowed principal of the class 2 Claimant's Secured Claim. The note shall be amortized based on a 5 year period and payments of principal and interest shall be made quarterly. Interest under the note shall be computed at Bank One prime plus 2% during the first year and Bank One prime plus 3% thereafter. The note shall balloon at the end of the three year term. Prior to the Effective Date, ANEC will provide the class 2 Claimant with loan documentation that is customary in an oil and gas lending transaction, such as notes, mortgages, assignments, security agreements and UCC financing statements. The note to be executed by ANEC shall also be secured by the class 2 Claimant's existing mortgage and liens. Confirmation of the Plan and the execution of such documents shall not constitute a novation of the class 2 Claimant's existing indebtedness nor will it in any way affect the priority of its existing mortgage or liens. The balance of the class 2 Claimant's Secured Claim unpaid by the ANEC note referred to above will be paid in cash on the Effective Date by ANEC.

         Additionally, any claim asserted by the Debtor against the class 2 Claimant shall be deemed released on the Effective Date.

         The foregoing shall constitute full satisfaction of the Claim in this class and all other Claims this Claimant holds in this Case.

         CLASS 3: Shall be paid $1,000,000.00 on the Effective Date in full satisfaction of the Claim in this class and all other Claims this Claimant holds in this Case.

         The foregoing shall constitute full satisfaction of the Claims in this class.

         CLASS 4: On the Effective Date, the class 4 Claimant shall be paid: a) 100% of the allowed principal of the class 4 Claimant's Secured Claim; b) 100% of the allowed interest as of the Effective Date on the class 4 Claimant's Secured Claim, computed at the non-default rate; and c) 100% of all of the class 4 Claimant's allowed costs and fees as of the Effective Date.

         The above-described principal and interest will be paid by ANEC's execution of a one year note payable to the class 4 Claimant in the face amount of 100% of the allowed principal of the class 4 Claimant's Secured Claim, with interest only payable monthly under the note at Bank One prime plus 2%, and a balloon at the end of the year. The class 4 Claimant's loan documentation will include other terms and conditions customary in an oil and gas loan transaction. The remainder of the treatment proposed above for the class 4 Claimant will be paid in cash on the Effective Date by ANEC.

         The foregoing shall constitute full satisfaction of the Claim in this class and all other Claims this Claimant holds in this Case.

         CLASS 5: On the Effective Date, the class 5 Claimant shall be paid 51% of its allowed Claim in this class in full satisfaction of the Claim in this class and all other Claims this Claimant holds in this Case; provided, however, the payment to the Claimant in this class shall not exceed $134,000.00.

         The foregoing shall constitute full satisfaction of the Claims in this class.

         CLASS 6: On the Effective Date or as quickly thereafter as is practicable, each holder of an allowed Claim in this class shall receive the lesser of 25% of their allowed Unsecured Claim or a Pro Rata Distribution of $50,000.00.

         The foregoing shall constitute full satisfaction of the Claims in this class.

         CLASS 7: Each Claimant holding an allowed Unsecured Claim that does not opt into class 6 as described below shall receive a Pro Rata Distribution from the Liquidation Agent of the proceeds from the Net Profits Interest and the Overriding Royalty until the Claimant has received 100% of its allowed Claim in this class, plus interest as provided under the "Interest" section of the Plan, at which time the Net Profits Interest and the Overriding Royalty shall terminate and, after final distributions have been made, the Liquidation Agent's service shall be concluded.

       Each Claimant holding an Unsecured Claim in class 7 may elect to opt out of class 7 and into class 6 by following the procedure set forth in the next paragraph. Should a Claimant elect to opt out of class 7 and into class 6, it will be forgoing the treatment proposed for class 7 and will be irrevocably electing to receive the treatment proposed above for class 6 instead. The election to opt out of class 7 and into class 6 must be made by checking the appropriate box on the ballot used to vote on the Plan and serving the ballot on Janice D. Loyd, of Bellingham, Collins & Loyd, P.C., 2050 Oklahoma Tower, 210 Park Avenue, Oklahoma City, OK 73102, so that the notice is received within the time for balloting set by the Court.

         Each Claimant who previously elected on its ballot to opt out of class 7 and into class 6 may elect to opt back into class 7 by serving a written notice stating its desire to opt back into class 7 on Janice D. Loyd, of Bellingham, Collins & Loyd, P.C., 2050 Oklahoma Tower, 210 Park Avenue, Oklahoma City, OK 73102, so that the notice is received within the time for balloting set by the Court.

         The foregoing shall constitute full satisfaction of the Claims in this class.

         CLASS 8: The interests of the Interest Holders shall be canceled on the Effective Date; provided, however, ANEC shall be obligated after class 7 is paid in full, to convey to the Interest

Holders in class 8, or their designees, the interests set forth in Exhibit B, which is incorporated herein by reference.

         The foregoing shall constitute full satisfaction of the Interests in this class.

                        MEANS FOR PERFORMING THE PLAN AND
                      MANAGEMENT OF THE REORGANIZED DEBTOR
                      ------------------------------------

         On the Effective Date, ANEC and Gothic will:

              1. directly pay the Claimants holding allowed class 2, 3, 4, and 5 Claims the payments proposed under the Plan;

              2. pay the Liquidation Agent sufficient funds to make the payments proposed under the Plan on administrative expenses, Priority Claims, Unsecured Claims in class 6 and $50,000.00 from which to pay the Liquidation Agent's compensation and the costs and expenses in fulfilling the obligations imposed on the Liquidation Agent by the Plan and applicable law; provided, however, ANEC and Gothic's obligation to fund under this subparagraph shall be limited to a maximum of $1,100,000.00.

              3. execute and deliver to the Liquidation Agent the conveyance of the Net Profits Interest attached hereto as Exhibit A-1 and the conveyance of the Overriding Royalty attached hereto as Exhibit A-2.

              a. As part of this Plan and as partial consideration to Wiser for its agreement to withdraw its administrative claim for approximately $190,000, Wiser, ANEC and Gothic agree to share a participation in the Area of Mutual Interest acreage on a 75% to ANEC/Gothic and 25% to Wiser basis, subject to a mutually applicable right of first refusal. Wiser's 25% participation in the Area of Mutual Interest Acreage shall be free and clear of any encumbrance or reversionary interest of the Class 8 Interest Holders. The agreement between Wiser, on the one hand, and ANEC and Gothic, on the other hand, shall be in substantially the same form as that Leasehold Acquisition and Development Agreement which is attached hereto as Exhibit C. Wiser and ANEC/Gothic will execute this agreement on the Effective Date.

         Should the amounts that would be payable under subparagraph b. above exceed $1,100,000.00, ANEC and Gothic, at their election and in their sole discretion, may increase the portion of the Purchase Price to be tendered to the Liquidation Agent as needed to satisfy the requirements imposed by the Code for confirmation of the Plan.

         ANEC and Gothic are further committing under the Plan to spend up to $1,100,000.00 to restore Existing Wells to production and to evaluate the advisability of drilling New Wells. Reworking will begin as soon as regulatory agencies will allow, subject to rig availability.

         In consideration of the payments to be made by ANEC and Gothic in connection with the Plan, the Net Profits Interest and Overriding Royalty to be granted by ANEC in connection with the Plan, and the other actions ANEC and Gothic have committed under the Plan to take with respect to the Bayou Couba Lease, all Property of the Estate, including all avoidance and other bankruptcy and non-bankruptcy causes of action, Claims and interests, except the property identified in the next paragraph, shall vest by operation of law in ANEC on the Effective Date, free and clear of all Claims, Disputed Claims, liens, encumbrances, and interests, except as otherwise provided in the Plan. Without limiting the foregoing, the property vesting in ANEC on the Effective Date shall include: i) the Bayou Couba Lease and all claims and interests in any way related thereto; ii) the Waterford Lease and all claims and interests in any way related thereto; iii) the 3D Seismic and all claims and interests in any way related thereto; iv) the Area of Mutual Interest and all claims and interests in any way related thereto; (v) all Oklahoma oil and gas related assets and all claims and interests in any way related thereto; vi) all avoidance and other bankruptcy and non-bankruptcy causes of action; vii) all claims in any way related to actual and alleged working interest owners; viii) all claims in any way related to lease operating expenses; ix) all claims in any way related to joint interest billings; and x) all claims in any way related to non consent interests and penalties. In addition, on the Effective Date, ANEC shall be issued all Equity Securities in the Reorganized Debtor and shall become its sole shareholder.

         Rather than vesting in ANEC, the following Property of the Estate shall vest by operation of law in the Liquidation Agent on the Effective Date, free and clear of all Claims, Disputed Claims, liens, encumbrances, and interests, except as otherwise provided in the Plan, for liquidation as deemed appropriate by the Liquidation Agent: a) the judgment the Debtor holds against D&R Environmental Services, Inc. in the face amount of $82,334.00, as set forth in the Schedules; and b) and the furniture owned by Couba.

         Although the property acquired by ANEC under the Plan shall vest in ANEC on the Effective Date by operation of law without the need of further documents of transfer, the Debtor shall nonetheless properly execute and immediately deliver to ANEC such transfers, assignments, and other documents of conveyance encompassing all of the Estate's tangible and intangible assets, both real and personal, acquired by ANEC under the Plan as ANEC may request.

         If, as a matter of law, any Property of the Estate vested in ANEC above cannot be vested in ANEC, that property shall vest in the Reorganized Debtor.

         ANEC is not assuming, and neither it nor the property it acquires under the Plan shall be liable for, any of the Debtor's or the Estate's liabilities or obligations. Rather, subject to the terms of the Plan, ANEC is only committing to: a) fund the Purchase Price; b) make the conveyances provided as part of the Purchase Price; and c) spend up to $1,100,000.00 to restore Existing Wells to production and evaluate the advisability of drilling New Wells. The foregoing shall not be construed as an attempt by ANEC to avoid any liability for plugging or abandonment that state law would otherwise impose on it by virtue of it becoming an owner of the Property of the Estate or impose on the property acquired by ANEC under the Plan.

         In the event ANEC is unable for any reason to renew or refinance its obligation under the Plan to Bank One at maturity, or if ANEC is unable to make any other payment required under the Plan as and when it becomes due, ANEC and Gothic shall promptly take all steps necessary to satisfy such obligations, including, but not limited to, liquidating their assets to the extent necessary to satisfy the unpaid obligations.

         All Property of the Estate is hereby expressly preserved. By confirmation of the Plan, ANEC shall be deemed to have been appointed as the representative of the Estate for purposes of enforcing the causes of action, claims, and interests vesting in ANEC. If, as a matter of law, any Property of the Estate vests in the Reorganized Debtor, the Reorganized Debtor shall be deemed to have been appointed by confirmation of the Plan as the representative of the Estate for purposes of enforcing the causes of action, claims, and interests, if any, vesting in the Reorganized Debtor. The Liquidation Agent shall be deemed to have been appointed as the representative of the Estate for purposes of enforcing the causes of action, claims, and interests vesting in the Liquidation Agent.

         The Purchase Price, the Net Profits Interest, the Overriding Royalty, and the proceeds from the Liquidation Agent's liquidation of the judgment and furniture vesting in the Liquidation Agent shall be held by the Liquidation Agent in trust and used solely to fund payments to Creditors as required under the Plan. Any part of the Purchase Price, any revenue from the Net Profits Interest, any revenue from the Overriding Royalty, the proceeds from the Liquidation Agent's liquidation of Property of the Estate vesting in the Liquidation Agent, and any proceeds from any sale of the Net Profits Interest and/or the Overriding Royalty or any part thereof, but not used to make disbursements required under the Plan, shall become be transferred immediately by the Liquidation Agent to ANEC upon conclusion of the Liquidation Agent's service and become ANEC's property.

         The initial Liquidation Agent shall be Janice Loyd. After the Effective Date, the members of class 7 holding more than half the allowed Unsecured Claims in class 7 may name a successor Liquidation Agent. Any selection of a successor Liquidation Agent shall be made in a writing signed by members of class 7 holding more than half the allowed Unsecured Claims in class 7 and shall be immediately filed in the Case. Selection of a successor Liquidation Agent as provided above shall relieve the predecessor Liquidation Agent of all obligations as Liquidation Agent, other than to reasonably cooperate in the transition to the successor Liquidation Agent. The Liquidation Agent need not be a "disinterested person" under the Code and shall serve without bond.

       The Liquidation Agent shall be responsible for: a) collecting and disbursing as provided in the Plan the Purchase Price, any revenue from the Net Profits Interest and the Overriding Royalty, and the proceeds from the Liquidation Agent's liquidation of the judgment and furniture vesting in the Liquidation Agent; b) pursuing any objection to a Secured or Unsecured Claim that the Liquidation Agent deems to be warranted; provided, however, other Parties in Interest shall retain the right after the Effective Date to pursue Claim objections; c) preparing and filing all documents required by governmental authorities with respect to periods after the Effective Date; and d) maintaining books and records evidencing all receipts and disbursements by the Liquidation Agent, which shall be available to any Party in Interest to review during normal business hours after reasonable notice. In addition to the other obligations set forth herein, it is intended that, with respect to the period after the Effective Date and with respect to property coming into the Liquidation Agent's possession, custody and control, the Liquidation Agent shall have the duties imposed by 11 U.S.C. ss. 1106(a)(1),
(6), and (7) on a bankruptcy trustee.

         The Liquidation Agent's powers shall include the power to secure and perfect the Liquidation Agent's right, title, and interest in the property dedicated under the Plan to satisfaction of the class 7 Claims. The Liquidation Agent shall also have the power to sell the Net Profits Interest, the Overriding Royalty, the judgment vesting in the Liquidation, and the furniture vesting in the Liquidation Agent, or any part thereof, on terms and conditions the Liquidation Agent deems advisable, with the sale proceeds to be distributed as provided under the Plan. The Net Profits Interest and the Overriding Royalty have limited terms and any sale of any interest in the Net Profits Interest or the Overriding Royalty shall expressly disclose that such interests will terminate upon full payment of the class 7 Claims and interest. The transfer of any interest in the Net Profits Interest or the Overriding Royalty shall not extend the term of such interests.

         The Liquidation Agent shall receive no more than $150.00 per hour as compensation for services rendered and shall be reimbursed for reasonable out of pocket expenses, including legal and accounting expenses. Such compensation and reimbursement of expense shall be paid monthly. Should a successor Liquidation Agent be named, the former Liquidation Agent shall be compensated and reimbursed as provided above for matters in connection with the transition to the successor Liquidation Agent, in addition to being paid for fees and expenses arising before the selection of the successor Liquidation Agent,

         The Liquidation Agent shall establish a reserve not to exceed $50,000.00 from the Purchase Price to pay the Liquidation Agent's compensation and the costs and expenses, including, but not limited to, attorneys' and accountants' fees, necessary to perform the obligations imposed on the Liquidation Agent by the Plan and applicable law. In no event shall the Liquidation Agent's compensation and the costs and expenses, including, but not limited to, attorneys' and accountants' fees, necessary to perform the obligations imposed on the Liquidation Agent by the Plan and applicable law, exceed the $50,000.00 reserve the Liquidation Agent is required above to establish.

         The Liquidation Agent, may employ attorneys (including Bellingham, Collins & Loyd, P.C. and Eagleton, Nicholson, Pordos & Pardue), accountants, and other professionals as the Liquidation Agent deems appropriate as necessary to carry out the duties imposed on the Liquidation Agent and may do so on terms customary for the professionals employed.

         The Liquidation Agent shall have the power to sue and be sued in connection with matters in any way related to the Liquidation Agent's duties under the Plan and to make settlements and to compromise controversies in connection with such matters; provided, however, such settlements and compromises shall be subject to Court approval under the standards applied in connection with bankruptcy cases and ANEC and Gothic shall have the right to participate and be heard in connection with any settlement or compromise of controversy.

         ANEC and Wiser have entered into an agreement concerning development of the Area of Mutual Interest, which generally provides that: ANEC will be entitled to a 75% interest in any acreage acquired in the Area of Mutual Interest; Wiser will be entitled to a 25% interest therein; each will bear its proportionate share of the costs of development of the Area of Mutual Interest; each will have a right of first refusal to the other's interest in the Area of Mutual Interest; Wiser will have certain licensing rights with respect to the 3D Seismic performed on the Area of Mutual Interest and will be entitled to copies of all existing 3D Seismic field tapes; and each will bear its proportionate share of the costs of reprocessing the 3D Seismic. The material terms of the agreement between ANEC and Wiser are more particularly set forth on Exhibit C attached hereto and incorporated herein by reference. Wiser's interest in the Area of Mutual Interest shall be subject to the Net Profits Interest, but shall not be subject to any other interest arising under the Plan, except as may be set forth in Exhibit C.

         As part of the consideration for the rights acquired under the agreement between it and ANEC, Wiser shall withdraw with prejudice on the Effective Date its request for allowance and payment of an administrative expense claim in this Case. Such withdrawal shall include any request for allowance and payment of an administrative expense by PetroCap, Inc. Neither Wiser nor PetroCap, Inc. shall be entitled under any circumstances to any allowed Claim or allowed administrative expense in this Case.

         Notwithstanding anything contained in the Plan to the contrary, the overriding royalty interests of B & C Oil Company, created by that document entitled "Assignment of Overriding Royalty" dated February 22, 1995, by and between Couba and B & C Oil Company, recorded in the official records of St. Charles Parish, Louisiana, under file number 192112, shall not be deemed to be diminished, discharged or otherwise affected by the Plan. Notwithstanding anything contained in the Plan to the contrary, the overriding royalty interests of B & C Oil Company, created by that document entitled "Assignment of Overriding Royalty" dated December 30, 1993, by and between Couba and B & C Oil Company, recorded in the official records of St. Charles Parish, Louisiana, under file number 181004, at Conveyance Book 474, Page 590, shall not be deemed to be diminished, discharged or otherwise affected by the Plan. Any transfer of leases burdened by the B & C Oil Company overriding royalty interests from Couba to ANEC, whether by operation of law under the Plan, or by separate assignment, shall be subject to the overriding royalty interest described in this paragraph just as though such leases had not been transferred.

         After the Confirmation Date, ANEC and Gothic shall be considered as Parties in Interest in this Case with standing to appear and be heard on all matters, including, but not limited to, standing to pursue any objections to Claims, whether pursued by objection or by adversary proceeding, and standing to oppose any requests for allowance and payment of a claimed administrative expense.

         As required by the Code, the Debtor's Articles of Incorporation shall be amended to include a provision prohibiting the issuance of nonvoting Equity Securities.

                          CONTEMPLATED COMPENSATION FOR
                          SERVICES, COSTS, AND EXPENSES
                          -----------------------------

         No compensation has been paid or promised by the Proponents, by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, except the following:

                  The Debtor has promised to pay Bellingham, Collins & Loyd, P.C., attorneys for the Debtor in Possession, fees at its customary hourly rates and to reimburse Bellingham, Collins & Loyd, P.C. for its expenses, subject to Court approval after proper application, notice, and hearing; and

                  the Estate will also be responsible for payment of attorneys, accountants, and other professionals for services rendered to and expenses incurred on behalf of the official unsecured creditors' committee in such amounts as may be allowed by the Court upon proper application, notice, and hearing. No unsecured creditors' committee, shall serve after the Effective Date of the Plan.

         The Liquidation Agent shall be responsible for the timely payment of disbursement fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6). After the Confirmation Date, the Liquidation Agent shall file with the Court and serve on the United States Trustee a monthly financial report for each month or portion thereof the Case remains open. The monthly financial reports shall be in a format prescribed by the United States Trustee.

         Any payment made by the Proponents, the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, has been approved by, or shall be subject to the approval of, the Court as reasonable.

         Costs and expenses incurred after the Confirmation Date shall not be considered as costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, and therefore shall not be subject to Court approval or the requirement that a request for payment thereof must be filed and served within thirty (30) days of the Confirmation Date; provided, however, that any such costs and expenses shall be reasonable and necessary.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

         All executory contracts and unexpired leases are assumed pursuant to Code ss. 1123(b)(2) as of the Effective Date and assigned to ANEC as of that date, except all executory employment contracts, if any, and all executory contracts and unexpired leases, if any, with Schlumberger and GeoQuest, which are rejected effective as of the Petition Date; provided however, if the Debtor in Possession could instead terminate the executory employment contracts and terminate any executory contracts and unexpired leases with Schlumberger and GeoQuest under their terms without a damage claim arising therefrom, those executory employment contracts and executory contracts and unexpired leases with Schlumberger and GeoQuest shall be deemed to have been terminated, rather than rejected under Code ss. 365.

         The Bayou Couba Lease was assumed by Court Order entered on or about June 20, 2000. Nonetheless, to the extent it might be required for any reason under applicable law, the unexpired leases being assumed under the Plan shall include, but not be limited to, the Bayou Couba Lease and the Waterford Lease, which shall be deemed to be in full force and effect by confirmation of the Plan. Further, on August 23, 2001, the Court entered an Order on Motion for Approval of Assumption and Assignment of Executory Contracts and Unexpired Leases (the "August 23, 2001, Order") concerning assumption and assignment issues in connection with the Bayou Couba Lease, the Waterford Lease, the lease(s) underlying the Vincent #1 in Cleveland County, Oklahoma, and underlying the Branch #1 in Logan County, Oklahoma; and all joint operating agreements pertaining to the above-described leases. The August 23, 2001, Order shall remain in full force and effect and nothing herein shall be construed as contrary thereto. Moreover, this Plan shall be construed to be the "Couba/ANEC plan" referred to in the August 23, 2001, Order.

         The lease of the Debtor's location at 5600 N. May Avenue, Ste. 310, Oklahoma City, Oklahoma, was rejected relatively soon after the Case was filed.

         Any Claim for any default under any assumed contract or lease not already dealt with in the August 23, 2001, Order must be asserted in a writing filed with the Court no later than the date of the confirmation hearing on the Plan or it shall be deemed to have been waived, the requirements of Code ss. 365(b)(1) shall be deemed to have been satisfied, and no distributions under the Plan shall be made on account of such unasserted Claim. The Liquidation Agent shall be responsible for satisfying from the Purchase Price all allowed Claims for any defaults under any assumed executory contracts and unexpired leases.

         Any Claim arising from the rejection of an executory contract or unexpired lease must be evidenced by a proof of claim filed with the Court and served upon the Debtor in Possession's legal counsel not more than thirty (30) days after the Confirmation Date. Failure to timely file and serve such a proof of claim shall result in the Claim arising from the rejection of the executory contract or unexpired lease not being enforceable and being barred from receiving and distributions under the Plan.

                            RETENTION OF JURISDICTION
                            -------------------------

         The Court shall retain jurisdiction for the purposes set forth in Code ss. ss. 1127(b) and 1142. The Court shall also retain jurisdiction to:

              hear and determine any matter or proceeding concerning Claims or interests, including, but not limited to, matters or proceedings to allow or disallow Claims or interests;

              determine and enter orders concerning payment of administrative expenses and other Priority Claims;

              enforce and interpret the Plan and the order confirming it, regardless when any controversy about the Plan or order confirming it might arise. Should a controversy about the enforcement or interpretation of the Plan or the order confirming it arise after the Case is closed, any Party in Interest may seek to have the Case reopened to obtain enforcement or an interpretation of the Plan or the order confirming it;

              correct any defect, cure any omission, or reconcile any inconsistencies in the Plan or order confirming it as might be necessary or helpful to effect the purpose and intent of the Plan and the order confirming it;

              enter any orders, including injunctions, necessary to enforce the Plan and the order confirming it and to impose such limitations, restrictions, terms, and conditions on Parties in Interest as the Court may deem necessary; and

              hear and determine all questions or disputes about title to the assets ANEC is proposed to acquire under the Plan and all causes of action, claims, disputes, or conflicts, regardless whether pending on the Confirmation Date, including, but not limited to, the bankruptcy and non-bankruptcy causes of action, claims, and interests vesting in ANEC.

                            MODIFICATION OF THE PLAN
                            ------------------------

         The Plan may be modified pre and post-confirmation as provided in Code ss. 1127.

                                    DISCHARGE
                                    ---------

         Except as otherwise provided in Code ss. 1141(d), in the Plan, or in the order confirming the Plan, confirmation of the Plan shall discharge the Debtor from all Debt as provided in Code ss. 1141(d).

                                  MISCELLANEOUS
                                  -------------

         The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the text.

         Unless the context requires otherwise, the neuter shall include the male and female, the singular shall include the plural, the conjunctive shall include the disjunctive, and vice versa.

         All notices required or permitted to be made under the Plan shall be in writing and shall be delivered either: personally; by telex; by facsimile; or by first class mail:

           if to Couba Operating Company,
           c/o Richard R. Bailey,  OBA #00426
           Janice D. Loyd, OBA #11910
                    Of the Firm
           Bellingham, Collins & Loyd, P.C.
           2050 Oklahoma Tower
           210 Park Avenue
           Oklahoma City, OK  73102
           405/235-9371
           Fax: 405/232-1003

           if to American Natural Energy Corporation or Gothic Resources, Inc., c/o Stephen W. Elliott
           Kline, Kline, Elliott,
           Castleberry & Bryant, P.C.
           720 N. E. 63rd St.
           Oklahoma City, Oklahoma  73105
           Telephone:  (405) 848-4448
           Telefacsimile:  (405) 842-4539
           if to a Claimant or Interest Holder, at the address used in its proof of claim or proof of interest or, if it did not file one, at the address listed in the Schedules. If the Claimant or Interest Holder filed an entry of appearance and request for notices, notices shall be delivered to the address used in the entry of appearance and request for notices instead of the address listed in the Schedules.

         Except as may be otherwise provided in the Plan, notice shall be deemed given when hand delivered, transmitted, or placed in the United States Mail, postage prepaid.

         Until the Effective Date, neither the filing of this Plan, any statement made or provision contained in it, nor any action taken by any Claimant or Interest Holder with respect to this Plan shall be or shall be construed to be: an admission against interest; a waiver of any rights that any Claimant or Interest Holder may have against the Debtor or any of its properties; or a waiver of any rights that any Claimant or Interest Holder may have against any other Claimant or Interest Holder. Until the Effective Date, all such rights are specifically reserved. Likewise, the Proponents' categorization and proposed treatment of Claims and interests shall not constitute an admission concerning the validity, extent, enforceability, or priority of any Claim or interest. In the event that the Plan is not confirmed, neither the Plan nor any statement made in it may be used or relied upon in any manner or for any purpose in any suit, action, proceeding, or controversy in or outside of the Case.

         Dated: 11-2-01
                -------

                              COUBA OPERATING COMPANY


                              By: /s/ Julian Kersey
                                  -----------------
                                  President

                              AMERICAN NATURAL ENERGY CORPORATION


                              By: /s/ Michael Paulk
                                  -----------------
                                    President

                              GOTHIC RESOURCES, INC.

                              By: /s/ Michael Paulk
                                  -----------------
                                    President